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                                  EXHIBIT 99.1

                                      Contact: Leila L. Kirske, Vice President
                                      Finance and Administration
                                      BSQUARE Corporation
                                      Tel: 425-519-5900
                                      investorrelations@bsquare.com

FOR RELEASE AT 4:15 AM PDT

   BSQUARE REAFFIRMS SECOND QUARTER GUIDANCE AND PROVIDES UPDATE ON BUSINESS

BELLEVUE, Wash.--(BUSINESS WIRE)--July 6, 2001--BSQUARE Corporation (Nasdaq:
BSQR) today reaffirmed prior revenue guidance for the second quarter of 2001. While the company is still finalizing its review of the results of the second quarter, the company expects second quarter revenue and EPS to be similar to first quarter results, with revenue of $18.1 million to $18.4 million and cash based earnings per share of $0.05 to $0.06.

"BSQUARE anticipates reporting second quarter results similar to the first quarter, delivering solid results despite the global economic challenges," said Brian V. Turner, President and COO of BSQUARE. "We continued to execute our business strategy and to actively pursue new, meaningful design wins. The current environment has forced many of our customers to postpone investments in new projects and reduce expenditures for outsourced services. As such we are striving to position the company to weather the near term slowdown and capitalize on a resurgence in the long term, for which we are well positioned with a cash balance in excess of $70 million and a very strong balance sheet."

Bookings for professional engineering services and shipments of products have been strong during the last few weeks, despite difficult macro-economic conditions domestically and internationally. Recently, however, two significant contracts have been cancelled.

First, a semiconductor manufacturer has notified BSQUARE of its intent to terminate the contract to port Windows CE 3.0 to their processor. BSQUARE had expected to recognize approximately $1.5 million in revenue in each of the third and fourth quarters this year in connection with this contract. BSQUARE believes that the termination of this contract was due to difficult global economic conditions in the semiconductor industry. A substantial portion of this project was complete at June 30,

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2001. The customer has requested that BSQUARE maintain the code and development files should the project resume in the future.

Second, a customer terminated a large service contract for the design and development of an advanced broadband wireless PDA. The customer enlisted BSQUARE to create a product compatible with a proprietary wireless broadband service. That service provider filed for Chapter 11 bankruptcy protection in early July. BSQUARE had expected to recognize approximately $1.2 million to $1.4 million in revenue in each of the third and fourth quarters of this year in connection with this contract.

"In addition, we are currently negotiating our Master Agreement with Microsoft, which expired on June 30, 2001. We are currently working on finalizing the terms of the new agreement. At this point, although we believe BSQUARE will still play an important role in supporting Microsoft, we anticipate that there will be a material reduction in revenue as a result of these negotiations. We will provide more information on the agreement's terms when negotiations are completed," added Turner.

"The combination of the contract cancellations and the anticipated decline in revenue from Microsoft are setbacks to our near-term business," said William Baxter, Chairman and CEO. "Our commitment to provide a comprehensive solution set for all of our customer segments remains strong. We will work to extend the design win momentum we have seen in the past 18 months. We believe we will sign on with new silicon vendors and OEMs and continue to deliver on our current contracts. This strategy should enable BSQUARE to further diversify and increase its revenue base -- a healthy trend to further our position in the smart device market."

Based on the near term economic environment, the company continues to aggressively manage its cost structure and remains on track as an industry leader. The company will discuss its ongoing cost-management measures no later than the second quarter conference call following its release of complete second quarter results after the market close on July 26, 2001.


Management will host a conference call to discuss the announcements made in this release today, July 6, 2001 at 6:00 AM Pacific Daylight Time. The call may be accessed by dialing 612/332-0228 and referencing BSQUARE. A telephonic replay will be available later in the morning by dialing 320/365-3844 and referencing confirmation code 594482. The telephonic replay will available for five days following the call.

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Second Quarter Earnings Conference Call

BSQUARE will detail the second quarter results in a conference call Thursday, July 26, 2001, at 2:00 PM Pacific Daylight Time. The call may be accessed by dialing 612/332-0819 and referencing BSQUARE. The call may also be accessed at www.BSQUARE.com in the investor relations section. A web cast replay will be available later in the day. A telephonic replay of the call may also be accessed later in the day by calling 320/365-3844 and referencing confirmation code 593851. The telephonic replay will be available for three days following the call.

ABOUT BSQUARE

BSQUARE (Nasdaq: BSQR) is a dynamic software company working with Fortune 500 companies to enable the age of intelligent computing devices. Specializing in the Microsoft Windows family of operating systems, BSQUARE supplies software products and services for the development and use of PC Companions, Internet appliances, industrial automation devices, Windows-based terminals, and other intelligent computing devices. From development tools to software infrastructures to end-user applications, BSQUARE's touch is on many embedded Windows-based devices available in the market today.

For more information, visit BSQUARE at http://www.bsquare.com or call 888-820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation. All names, product names, and tradenames are trademarks or registered trademarks of their respective holders.

This release contains forward-looking statements relating to our sales that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect BSQUARE's actual results include the effect of changing economic conditions, the ability to control costs and expenses, a decline in the market for Windows-based intelligent computing devices or the failure of such market to develop as anticipated, the failure of BSQUARE to attract microprocessor vendors and to secure contracts on sufficiently profitable terms, BSQUARE's ability to complete work under contract, competition and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE's Quarterly
Report on Form 10-K, in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. BSQUARE undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.